Exhibit 99.1

                [PowerHouse Technologies Group, Inc. Letterhead]

                              Press Contact: Gabe Boeckman
                                             The Hoffman Agency
                                             gboeckman@hoffman.com
                                             +1-303-327-5474

                           Investor Contact: David Wells
                                             Vice President, Finance Operations
                                             PowerHouse Technologies Group, Inc.
                                             925-328-1100, ext. 303

FOR IMMEDIATE RELEASE:
----------------------

$12.8 Million Judgment in Favor of PowerHouse Technologies Group, Inc.

SAN RAMON, Calif., Nov. 16, 2004 -- PowerHouse Technologies Group, Inc. (PWHT.PK), the developer of computer mobility software, announced today that the Superior Court of the State of California issued a judgment in favor of PowerHouse against Joseph Ford Proctor, Nataya Proctor, Julie Holfinger, MayFair Capital Group Limited, BrickHouse Venture Capital, and the other defendants for monetary damages and costs of $12,805,264, and the return of all corporate books and records of PowerHouse Studios, Inc., its predecessors, subsidiaries and affiliated companies. Also, the Supreme Court ordered the cancellation of the stock certificates held by the Proctor group (7,250,000 shares of common stock of PowerHouse Studios, Inc.) and the declaration that the Proctor group shares, and all legal and beneficial ownership interests therein, are null and void as of the date of issuance. The defendants' right to appeal expires 60 days after the Notice of Entry of Judgment which was presented for filing with the Superior Court on November 12, 2004. PowerHouse originally filed their complaint against the defendants in September 2003.

The closing of the case comes at a busy time for PowerHouse, having recently released a new product for the Apple iPod. "I am pleased that the legal process was able to move as definitively as it did so PowerHouse is completely cleared of this matter," said Jay Elliot, Chairman and CEO of PowerHouse Technologies.

About PowerHouse Technologies Group

PowerHouse Technologies Group, Inc., (www.pwhtgroup.com) headquartered in San Ramon, Calif., acquires, develops and markets computing software products that improve the way mobile information is securely stored, carried and accessed. The Migo, recently launched by PowerHouse, is an award winning personal and workgroup information management solution for Windows and Outlook based systems.

SAFE HARBOR PROVISION: Certain statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Additional information concerning forward-looking statements is contained under the heading of risk factors listed from time to time in PowerHouse Technologies Group, Inc.'s filings with the Securities and Exchange Commission. We do not assume any obligation to update the forward-looking information.